UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2012

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07                SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On June 5, 2012, Venoco, Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”).  There were 53,997,856 shares of Company common stock represented in person or by proxy at the Special Meeting, representing 87.9% of the shares entitled to vote at the meeting.  The Special Meeting was held (i) to consider and vote on a proposal (the “Merger Agreement Proposal”), to adopt and approve the Agreement and Plan of Merger, dated as of January 16, 2012, by and among the Company, Timothy M. Marquez, the Company’s Chairman and CEO, and certain affiliates of Mr. Marquez (the “Merger Agreement”), and (ii) to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there were insufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

The Merger Agreement Proposal was approved as follows:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES
48,332,099	5,145,476	520,281	—

Pursuant to the terms of the Merger Agreement, the Merger Agreement Proposal was also approved by a majority of the outstanding shares of the Company’s common stock excluding shares owned by Mr. Marquez, the affiliated entities of Mr. Marquez that are parties to the Merger Agreement, their respective affiliates, and directors, officers and other employees of the Company and its subsidiaries. Because the Merger Agreement Proposal was approved, the Adjournment Proposal was moot.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2012

VENOCO, INC.

	By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer